Exhibit 10.1

AMENDMENT NO. 1 TO THE

VOLCON, INC. 2021 STOCK PLAN

(AS AMENDED AND RESTATED)

This AMENDMENT NO. 1 TO THE VOLCON, INC. 2021 STOCK PLAN is approved and adopted by the Board of Directors of Volcon, Inc., a Delaware corporation (the “Corporation”), as of April 18, 2022. This Amendment will become effective upon approval by the stockholders of the Corporation.

RECITALS

WHEREAS, the Corporation previously established the Volcon, Inc. 2021 Stock Plan (the “Stock Plan”) for the benefit of eligible Key Employees, Directors and Consultants, as defined in the Stock Plan;

WHEREAS, Section 14 of the Stock Plan provides that the Board may amend the Stock Plan from time to time, subject to the approval of the Corporation’s stockholders as required by applicable law, regulation or rule of any stock exchange on which the shares of the Corporation’s Common Stock (as defined below) are listed;

WHEREAS, the Board desires to amend the Stock Plan to increase the maximum number of shares of the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”) that may be issued under the Stock Plan;

NOW, THEREFORE, the Stock Plan is hereby amended as follows:

1.	Section 4.1(a) of the Stock Plan is hereby amended and restated in its entirety to read as follows:

“The total number of shares of Common Stock that may be issued under the Plan shall be 7,000,000. Such shares may be either authorized but unissued shares or treasury shares, and shall be adjusted in accordance with the provisions of Section 4.3 of the Plan.”

2.	Except as set forth herein, the Stock Plan shall remain unchanged, unless otherwise amended consistent with the terms of the Stock Plan.

3.	Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Stock Plan. The term “Plan” as used in the Stock Plan shall be deemed to refer to the Plan as amended herein.